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Exhibit 23.4

CONSENT OF ATRIUM AS, A FULLY INTEGRATED AFFILIATE OF
CBRE LIMITED IN NORWAY

        We hereby consent to the use of our name in the Registration Statement on Form S-11 filed by Polar Star Realty Trust Inc. and any amendments or supplements thereto (the "Registration Statement") and the use of our report prepared by us for Polar Star Realty Trust Inc. under the heading "Market Overview" in the Registration Statement and any references to our company or such report under the headings "Market and Industry Data and Forecasts," "Prospectus Summary," "Market Overview," "Business and Properties" and "Experts" in the Registration Statement.

Dated: October 15, 2014

ATRIUM AS (CBRE LIMITED AFFILIATE NORWAY)
By:	/s/ PAUL J. MORICE
Name:	Paul J. Morice
Title:	Senior Director

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  Exhibit 23.4